As filed with the U.S. Securities and Exchange Commission on October 15, 2021

Registration Statement No. 333-235369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT NO. 333-235369

UNDER

THE SECURITIES ACT OF 1933

NAVIOS MARITIME ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Navios Maritime Acquisition Corporation

Strathvale House, 90 N Church Street,

P.O. Box 309, Grand Cayman,

KY1-1104 Cayman Islands

+1 (345)-232-3066

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Angeliki Frangou

Chairman and Chief Executive Officer

Strathvale House, 90 N Church Street,

P.O. Box 309, Grand Cayman,

KY1-1104 Cayman Islands

+1 (345)-232-3066

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Todd E. Mason, Esq.

Thompson Hine LLP

335 Madison Avenue

12th Floor

New York, New York 10017

(212) 344-5680

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities not sold.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment pursuant to General Instruction I.C. or a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

☐  Emerging Growth Company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form F-3 relates to the following Registration Statement of Navios Maritime Acquisition Corporation (the “Registrant”) (the “Registration Statement”):

•

Registration Statement on Form F-3 (No. 333-235369), filed with the U.S. Securities and Exchange Commission on December 5, 2019, registering the offer and sale of up to $500,000,000 aggregate principal amount of common stock, preferred stock, warrants, units and/or debt securities.

On October 15, 2021, the Registrant completed the merger contemplated by the previously announced Agreement and Plan of Merger, dated as of August 25, 2021, by and among the Registrant, Navios Maritime Partners L.P. (“Navios Partners”) and Navios Partners’ direct, wholly-owned subsidiary Navios Acquisition Merger Sub. Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant becoming a wholly-owned subsidiary of Navios Partners (the “Merger”).

As a result of the consummation of the Merger, all offerings of securities under the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by means of this Post-Effective Amendment to remove and withdraw from registration all of the securities registered for issuance but unsold under the Registration Statement as of the date hereof.

This Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold. The Registrant intends to file a Form 15 notice that its registration of common shares under Section 15(d) of the Securities Act of 1934, as amended, has been terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece, on the 15th day of October, 2021.

NAVIOS MARITIME ACQUISITION CORPORATION

By:	/s/ Angeliki Frangou
Angeliki Frangou Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Navios Maritime Acquisition Corporation in the United States, has signed the Post-Effective Amendment No. to the Registration Statement in the City of Newark, State of Delaware on the 15th day of October, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director